Exhibit 10.35

CONSULTING AGREEMENT AMENDMENT

This Consulting Agreement Amendment (“Amendment”) is entered into effective July 1, 2021 (“Effective Date”), hereby amends the Consulting Agreement (the “Agreement”) dated July 1, 2020, by and between Reprints Desk, Inc., a Delaware corporation located at 10624 S. Eastern Ave., Ste. A-614 Henderson, NV 89052, USA (“Company”), and Michiel van der Heijden BV, whose address is Onderweg 12, 4241 XG Arkel, Netherlands, Telephone: +31 (0)6 29 41 36 75 E-mail: m.vanderheyden@planet.nl (“Consultant”).

WHEREAS, the parties have complied with the terms of the Agreement until the date hereof; and wish to amend the terms of the Agreement.

NOW THEREFORE, for the mutual promises and other consideration described herein, the parties hereto agree as Amend the Agreement as follows: APPENDIX 1: COMPENSATION SCHEDULE shall be deleted in its entirety and replaced with the text below:

APPENDIX 1: COMPENSATION SCHEDULE

Consultant’s compensation shall consist of Base Salary and Bonus as described below:

BASE COMPENSATION:

Base compensation of Euro €17,108.30 per month

BONUS:

Participation in the management bonus plan that consist of a total bonus of $120,000 USD. This has historically been paid 50% cash and 50% in stock (in the form of restricted stock or stock options) that vest over 3 years. That said the FY22 plan is not finalized and may be paid all in cash or in the same way as past years.

The actual amount earned may be higher or lower than the target bonus based on company performance. While the targets and structure for our FY2022 bonus plan (July 2021 – June 2022) have not been finalized yet, our FY2021 bonus plan is structured as described below. Also, we might add an additional personal goal for you that is specific to Product Management.

Cash Bonus (Short Term Incentive)

(20%) Target Bonus earned if FY2021 Budgeted Platform ARR is achieved

(20%) Target Bonus earned if FY2021 Budgeted Platform Deployment Quantity is achieved

(10%) Target Bonus earned if FY2021 Budgeted Adjusted EBITDA is achieved

(50%) Target Bonus left to the discretion of the Compensation Committee (Board of Directors)

●	Actual amounts earned under the 4 categories above can increase/decrease based on actual results achieved
●	Bonus paid quarterly after 10Q filing
●	Bonus payout true up at year end after 10K filing, NO CLAWBACKS (unless fraud or misrepresentation is present)
●

Equity Bonus (Long Term Incentive)

●	Equity bonus will match the cash bonus up to a maximum of target bonus
●	Equity bonus will be taken in stock options or restricted stock with standard 3 year vesting, 1 year cliff
●	Stock options will be valued at standard GAAP fair value for stock options (Black-Scholes calculation)
●	Equity bonus issued quarterly after 10Q filing
●	Equity bonus true up at year end after 10K filing, NO CLAWBACKS (unless fraud or misrepresentation is present)

CONSULTANT:COMPANY:

Michiel van der HeijdenREPRINTS DESK, INC.

By:     By:

Name:Michiel van der HeijdenName: Alan Urban

Title:Owner Michiel van der Heijden BVTitle: CFO

16 September 2021Date: